Exhibit 10.10

ESCO CORPORATION

PERFORMANCE UNIT AWARD AGREEMENT

(For Grants after 2010)

This Agreement is entered into as of              between ESCO Corporation, an Oregon corporation (the “Company”), and                           (“Recipient”).

On           , the Company’s Board of Directors (the “Board”) authorized the grant of performance units to Recipient pursuant to Section 9 of the Company’s 2010 Stock Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Award.   Subject to the terms and conditions of this Agreement, the Company shall issue to Recipient the number of shares of Class A Common Stock of the Company (“Performance Shares”) determined under this Agreement based on (a) the performance of the Company during the three-year period from January 1,          to December 31,            (the “Performance Period”) as described in Section 2, and (b) Recipient’s continued employment during the Performance Period as described in Section 3. Recipient’s “Target Share Amount” for purposes of this Agreement is                  shares.

2.             Performance Conditions.

2.1           Payout Factor.      Subject to adjustment under Sections 3, 4, 5 and 6, the number of Performance Shares to be issued to Recipient shall be determined by multiplying the Payout Factor by the Target Share Amount. The “Payout Factor” shall be equal to the sum of (a) 40% of the Cash Flow Payout Factor as determined under Section 2.2 below, plus (b) 60% of the Revenue Growth Payout Factor as determined under Section 2.3 below.

2.2           Cash Flow Payout Factor.

2.2.1        The “Cash Flow Payout Factor” shall be determined under the table below based on the Cash Flow (as defined in Section 2.2.2) of the Company for the Performance Period.

Cash Flow	Payout Factor
Less than $	0%
$ (threshold)	60%
$ (target)	100%
$ and above (maximum)	300%

If the Cash Flow is between any two data points set forth in the first column of the above table, the Cash Flow Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Cash Flow and the next lower data point in the first column shall be divided by the difference between the next higher data point and the next lower data point in the first column, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Cash Flow Payout Factor.

2.2.2        The Company’s “Cash Flow” for the Performance Period shall be equal to Cumulative Operating Profit less the “Change in Net Working Capital” over the Performance Period.  “Cumulative Operating Profit” shall be the sum of consolidated operating profit for each year in the Performance Period as reflected in the Company’s audited financial statements. “Change in Net Working Capital” means Net Working Capital at the end of the Performance Period less Net Working Capital at the beginning of the Performance Period.  “Net Working Capital” as of a specified date means the Company’s trade accounts receivables plus inventories less accounts payables, as those amounts are reflected in the Company’s consolidated audited financial statements as of that same date.

2.3           Revenue Growth Payout Factor.

2.3.1        The “Revenue Growth Payout Factor” shall be determined under the table below based on the Revenue Growth of the Company for the Performance Period.

Period Ending Revenue	Revenue Growth	Payout Factor
Less than $	Less than $	0%
$ (threshold)		$60%
$ (target)		$100%
$ and above (maximum)	$ and above	300%

If the Revenue Growth is between any two data points set forth in the second column of the above table, the Revenue Growth Payout Factor shall be determined by interpolation between the corresponding data points in the third column of the table as follows: the difference between the Revenue Growth and the next lower data point shall be divided by the difference between the next higher data point and the next lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the third column of the table, and the resulting product shall be added to the lower corresponding data point in the third column of the table, with the resulting sum being the Revenue Growth Payout Factor.

2.3.2        The Company’s “Revenue Growth” for the Performance Period is equal to the net sales for the year ended December 31,         minus net sales for the year ended December 31,         , as net sales are reflected in the Company’s consolidated audited financial statements for those same periods.

2.4           Adjustments.   Adjustments to the Cash Flow and Revenue Growth performance measures set forth in Sections 2.2 and 2.3 for actual results under the performance measures for the three-year Performance Period may be made in the event of the occurrence of extraordinary or non-recurring circumstances that, in the sole judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the Company. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, or other occurrences. Adjustments will be made as soon as practicable following the occurrence of the circumstance, or, at the discretion of the Board of Directors, following the end of the Performance Period.

3.             Employment Condition.

3.1           Payout.                   In order to receive any award under this Agreement, Recipient must be employed by the Company on December 31,          (the “Vesting Date”), except as provided by Sections 3.2, 3.3, 3.4, 3.5 and 4.

3.2           Retirement.            If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of retirement (defined as retirement from the Company or a subsidiary at normal retirement age sixty five (65) or earlier at the Company’s sole discretion), Recipient shall be entitled to receive a pro-rated award following completion of the Performance Period. The number of Performance Shares to be issued as a pro-rated award under this Section 3.2 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095. Any obligation of the Company to pay a pro-rated award under this Section 3.2 shall be subject to and conditioned upon the execution and delivery by Recipient of a Release of Claims in such form as may be requested by the Company.

3.3           Total Disability.    If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of total disability (as defined in paragraph 6.1-4(b) of the Plan), Recipient shall be entitled to receive a pro-rated award following completion of the Performance Period. The number of Performance Shares to be issued as a pro-rated award under this Section 3.3 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095. Any obligation of the Company to pay a pro-rated award under this Section 3.3 shall be subject to and conditioned upon the execution and delivery by Recipient of a Release of Claims in such form as may be requested by the Company.

3.4           Death.           If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of death, Recipient’s successor in interest shall be entitled to receive a pro-rated portion of the Target Share Amount, instead of an amount calculated under Section 2. The pro-rated award under this Section 3.3 shall be determined by multiplying the Target Share Amount by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095. Any obligation of the Company to pay a pro-rated award under this Section 3.3 shall be subject to and conditioned upon the execution and delivery by Recipient’s successor of a Release of Claims in such form as may be requested by the Company and the pro-rated award will then be paid as soon as practical by the Company.

3.5           Other Terminations.             If Recipient’s employment by the Company is terminated at any time prior to the Vesting Date and none of Sections 3.2, 3.3 or 3.4 applies to such termination, Recipient shall not be entitled to receive any Performance Shares under this Agreement.

4.             Company Sale.      If a Company Sale (as defined in this Section 4) occurs before the Vesting Date, Recipient shall be entitled to receive an award payout no later than the earlier of thirty (30) days following such event or the last day on which the Performance Shares could be issued so that Recipient may participate as a shareholder in receiving proceeds from the Company Sale.  The amount of the award under this Section 4 shall be the amount determined using a Payout Factor equal to the greater of (a) 100%, or (b) the Payout Factor calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company Sale. For this purpose, the Cash Flow and Revenue Growth target amounts and the related Cash Flow and Revenue Growth Payout Factors in the tables in Section 2.2 and 2.3 shall be adjusted by the Board of Directors, in its discretion to appropriately reflect the shorter performance period. For purposes of this Agreement, a “Company Sale” shall mean the occurrence of any of the following events:

(a) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which outstanding shares of Class A Common Stock would be converted into cash, other securities or other property; or

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.

5.             Payment.                As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final fiscal year of the Performance Period, the Board of Directors shall approve the Payout Factor and the corresponding number of Performance Shares issuable to Recipient.  Subject to applicable tax withholding, the number of Performance Shares shall be issued to Recipient as soon as practicable following the Vesting Date, but no Performance

Shares shall be issued prior to approval by the Board of Directors. No fractional shares shall be issued and the number of Performance Shares deliverable shall be rounded down to the nearest whole share. In the event of the death of Recipient as described in Section 3.4 or a Company Sale as described in Section 4, each of which requires an award payout earlier than the Vesting Date, a similar process shall be followed within the time frames required by those sections.

6.             Tax Withholding.    Recipient acknowledges that, on the date any Performance Shares are issued to Recipient (the “Payment Date”), the Value (as defined in this Section 6) on that date of the Performance Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold the number of Performance Shares having a Value equal to the minimum withholding amount.  For purposes of this Section 6, the “Value” of a Performance Share shall be equal to the fair market value of the Class A Common Stock as determined pursuant to Section 9.4 of the Plan.

7.             No Right to Employment.   Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

8.             Miscellaneous.

8.1           Entire Agreement; Amendment.        This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

8.2           Notices.     Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

8.3           Assignment; Rights and Benefits.    Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

8.4           Further Action.     The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8.5           Applicable Law; Attorneys’ Fees.    The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

8.6           Counterparts.        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

ESCO CORPORATION

By
Title:

RECIPIENT